THE PRUDENTIAL SERIES FUND
Money Market Portfolio

AMENDMENT TO MANAGEMENT AGREEMENT

Amendment to Management Agreement made this 16th day of February, 2016, between The Prudential Series Fund (PSF), on behalf of its series, the Money Market Portfolio (the Fund), and Prudential Investments LLC (the Manager).

WHEREAS, PSF and the Manager have mutually agreed to revise Schedule A of the Management Agreement, in order to reduce the management fee rate pursuant to which the Fund compensates the Manager for the services provided by the Manager to the Fund under the Management Agreement;

NOW THEREFORE, the parties mutually agree as follows:

1. The management fee rate schedule for the Fund appearing in Schedule A is hereby deleted in its entirety and is replaced with the following new management fee rate schedule applicable to the Fund:

0.30% of the Fund’s average daily net assets.

2. The Management Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE PRUDENTIAL SERIES FUND

By: /s/ Timothy S. Cronin
Name: Timothy S. Cronin
Title: President

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin
Name: Timothy S. Cronin

Title: Senior Vice President